UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 1, 2016 (January 27, 2016)

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5401 Virginia Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	(615) 440-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2016, Tractor Supply Company (the “Company”) entered into a transition agreement (the “Transition Agreement”) with Lee Downing, the Company’s former Executive Vice President, Operations and Real Estate. Pursuant to the Transition Agreement, Mr. Downing agreed to assist in the transition of his former duties and responsibilities to the Company. Mr. Downing also agreed to be bound by a covenant not-to-compete for a period of one year, a non-solicitation covenant for a period of two years and a confidentiality provision for a period of five years, as well as provide a general release of claims against the Company. In exchange for these restrictive covenants, the release of claims and his agreement to provide transition services, Mr. Downing will continue to receive his base salary until February 12, 2016 and be paid any earned bonus for fiscal 2015. Mr. Downing will also be entitled to receive one year of base salary paid in bi-weekly installments. In the event that Mr. Downing elects to continue his participation (including with respect to dependents) in the Company’s group health insurance plan under applicable COBRA regulations, the Company will pay the applicable COBRA premiums for a period of up to 12 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

February 1, 2016	By:	/s/ Anthony F. Crudele
Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer